PRICESMART ANNOUNCES FISCAL 2025 FOURTH QUARTER OPERATING RESULTS AND PLANS FOR THIRD AND FOURTH WAREHOUSE CLUBS IN JAMAICA
NET MERCHANDISE SALES GREW 9.2%
COMPARABLE NET MERCHANDISE SALES INCREASED 7.5%
$1.02 EARNINGS PER DILUTED SHARE
San Diego, CA (October 30, 2025) - PriceSmart, Inc. ("PriceSmart" or the "Company") (NASDAQ: PSMT), operator of 56 warehouse clubs in 12 countries and one U.S. territory, today announced results for the fiscal fourth quarter of 2025, which ended on August 31, 2025.
Fourth Quarter Financial Results
Total revenues for the fourth quarter of fiscal year 2025 increased 8.6% to $1.33 billion compared to $1.23 billion in the same period of the prior year. For the fourth quarter of fiscal year 2025, net merchandise sales increased 9.2% to $1.30 billion from $1.19 billion in the fourth quarter of fiscal year 2024. Net merchandise sales - constant currency increased 9.1% over the same prior year period. Foreign currency exchange rate fluctuations impacted net merchandise sales positively by $1.2 million, or 0.1%, versus the same period in the prior year.
The Company had 56 warehouse clubs in operation as of August 31, 2025 compared to 54 warehouse clubs in operation as of August 31, 2024.
Comparable net merchandise sales for the 54 warehouse clubs that have been open for greater than 13 ½ calendar months increased 7.5% for the 13-week period ended August 31, 2025 compared to the comparable 13-week period of the prior year. Comparable net merchandise sales - constant currency for the 13 weeks ended August 31, 2025 increased 7.5% compared to the comparable period of the prior year.
The Company recorded operating income of $52.8 million during the fourth quarter of fiscal year 2025 compared to operating income of $49.2 million in the fourth quarter of fiscal year 2024. Net income increased 8.5% to $31.5 million, or $1.02 per diluted share, in the fourth quarter of fiscal year 2025 compared to $29.1 million, or $0.94 per diluted share, in the fourth quarter of fiscal year 2024.
Adjusted EBITDA for the fourth quarter of fiscal year 2025 was $75.5 million compared to $70.7 million in the same period last year.
Year-to-Date Financial Results
Total revenues for the fiscal year ended August 31, 2025 increased 7.2% to $5.27 billion compared to $4.91 billion in the prior year. For fiscal year 2025, net merchandise sales increased 7.7% to $5.15 billion from $4.78 billion in the prior year. Net merchandise sales - constant currency increased 8.5% over the prior year. Foreign currency exchange rate fluctuations impacted net merchandise sales negatively by $36.8 million, or 0.8%, versus the prior year.
Comparable net merchandise sales for the 54 warehouse clubs that have been open for greater than 13 ½ calendar months increased 6.7% for the 52-week period ended August 31, 2025 compared to the comparable 52-week period of the prior year. Comparable net merchandise sales - constant currency for the 52 weeks ended August 31, 2025 increased 7.5% compared to the comparable period in the prior year. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by 0.8% versus the comparable period in the prior year.
The Company recorded operating income during fiscal year 2025 of $232.5 million compared to operating income of $220.9 million. Net income increased 6.5% to $147.9 million, or $4.82 per diluted share, in fiscal year 2025 compared to $138.9 million, or $4.57 per diluted share in the prior year.
Adjusted EBITDA for fiscal year 2025 was $320.7 million compared to $303.6 million in fiscal year 2024.

Plans for New Clubs
The Company has purchased land and plans to open its third warehouse club in Jamaica, located in Montego Bay, approximately 100 miles west from the nearest club in the capital of Kingston. The club will be built on a five-acre property and is anticipated to open in the summer of 2026. Additionally, in the first quarter of fiscal year 2026, the Company executed a land lease for its fourth warehouse club in Jamaica, located on South Camp Road, approximately six miles southeast from the nearest club in the capital of Kingston. The club will be built on a three-acre property and is anticipated to open in the fall of 2026.
As previously announced in July 2025, the Company has purchased land and plans to open its sixth warehouse club in the Dominican Republic, located in La Romana, approximately 73 miles east from the nearest club in the capital of Santo Domingo. The club will be built on a five-acre property and is anticipated to open in the spring of 2026.
Once these three new clubs are open, PriceSmart will operate 59 warehouse clubs in total.
Note Regarding Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
The foregoing discussion of the Company’s operating results includes references to adjusted EBITDA, net merchandise sales - constant currency and comparable net merchandise sales - constant currency, which are non-GAAP financial measures. We believe these supplemental measures are useful to investors and analysts because they exclude items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.
Conference Call Information
PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Friday, October 31, 2025, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing toll free (800) 715-9871 or (646) 307-1963 for international callers and asking to join the PriceSmart earnings call. A digital replay will be available shortly following the conclusion of the call through Friday, November 7, 2025 by dialing (800) 770-2030 for domestic callers, or (647) 362-9199 for international callers, and entering replay passcode 5898084.

About PriceSmart
PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart Members. PriceSmart operates 56 warehouse clubs in 12 countries and one U.S. territory (ten in Colombia; nine in Costa Rica; seven each in Panama and Guatemala; five in Dominican Republic; four each in Trinidad and El Salvador; three in Honduras; two each in Nicaragua and Jamaica; and one each in Aruba, Barbados and the United States Virgin Islands). In addition, the Company plans to open one new warehouse club in La Romana, Dominican Republic in the spring of 2026, and one warehouse club in each of Montego Bay and South Camp Road, Jamaica in the summer and fall of 2026, respectively. Once these three new clubs are open, the Company will operate 59 warehouse clubs. Our operating segments are the United States, Central America, the Caribbean and Colombia.
This press release may contain forward-looking statements concerning PriceSmart, Inc.'s ("PriceSmart", the "Company" or "we") anticipated future revenues and earnings, adequacy of future cash flows, future dividends, omni-channel initiatives, proposed warehouse club openings, the Company's performance relative to competitors and related matters. These forward-looking statements include, but are not limited to, statements containing the words "expect," "believe," "will," "may," "should," "project," "estimate," "anticipated," "scheduled," "intend," and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: various political, economic and compliance risks associated with our international operations, adverse changes in economic conditions in our markets, natural disasters, volatility in currency exchange rates and illiquidity of certain local currencies in our markets, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, our reliance on third party service providers, including those who support transaction and payment processing, data security and other technology services, cybersecurity breaches that could cause disruptions in our systems or jeopardize the security of Member, employee or business information, cost increases from product and service providers, interruption of supply chains, novel coronavirus (COVID-19) related factors and challenges, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed in the Risk Factors section of the Company's most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC's website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law. In addition, these risks are not the only risks that the Company faces. The Company could also be affected by additional factors that apply to all companies operating globally and in the U.S., as well as other risks that are not presently known to the Company or that the Company considers to be immaterial.
For further information, please contact Investor Relations (858) 404-8826 or send an email to ir@pricesmart.com.

PRICESMART, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED—AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Years Ended
	August 31, 2025	August 31, 2024	August 31, 2025	August 31, 2024
Revenues:
Net merchandise sales	$1,302,709	$1,192,658	$5,151,120	$4,783,119
Export sales	640	9,332	15,235	39,438
Membership income	22,602	19,674	85,573	75,240
Other revenue and income	5,024	4,381	18,166	16,101
Total revenues	1,330,975	1,226,045	5,270,094	4,913,898
Operating expenses:
Cost of goods sold:
Net merchandise sales	1,098,466	1,005,356	4,341,358	4,029,490
Export sales	594	8,821	14,364	37,484
Selling, general and administrative:
Warehouse club and other operations	130,577	119,665	498,409	466,457
General and administrative	47,190	41,703	179,859	156,385
Pre-opening expenses	510	—	1,127	970
Loss on disposal of assets	888	1,296	2,467	2,168
Total operating expenses	1,278,225	1,176,841	5,037,584	4,692,954
Operating income	52,750	49,204	232,510	220,944
Other income (expense):
Interest income	2,698	2,437	10,139	11,049
Interest expense	(3,520)	(3,271)	(11,515)	(12,959)
Other expense, net	(5,586)	(6,563)	(24,636)	(17,607)
Total other expense	(6,408)	(7,397)	(26,012)	(19,517)
Income before provision for income taxes and income (loss) of unconsolidated affiliates	46,342	41,807	206,498	201,427
Provision for income taxes	(14,820)	(12,723)	(58,617)	(62,618)
Income (loss) of unconsolidated affiliates	19	(16)	6	66
Net income	$31,541	$29,068	$147,887	$138,875
Net income per share available for distribution:
Basic	$1.02	$0.94	$4.82	$4.57
Diluted	$1.02	$0.94	$4.82	$4.57
Shares used in per share computations:
Basic	30,072	29,972	30,056	30,032
Diluted	30,087	29,972	30,063	30,032

PRICESMART, INC.
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	August 31, 2025	August 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$241,024	$125,364
Short-term restricted cash	11,061	1,383
Short-term investments	73,186	100,165
Receivables, net of allowance for credit losses of $2 as of August 31, 2025 and $52 as of August 31, 2024, respectively	17,400	18,847
Merchandise inventories	560,730	528,678
Prepaid expenses and other current assets (includes $0 and $4,480 as of August 31, 2025 and August 31, 2024, respectively, for the fair value of derivative instruments)	71,059	57,910
Total current assets	974,460	832,347
Long-term restricted cash	33,206	9,564
Property and equipment, net	996,281	936,108
Operating lease right-of-use assets, net	113,479	96,415
Goodwill	43,238	43,197
Deferred tax assets	41,229	36,618
Other non-current assets (includes $701 and $1,482 as of August 31, 2025 and August 31, 2024, respectively, for the fair value of derivative instruments)	60,375	61,563
Investment in unconsolidated affiliates	6,889	6,882
Total Assets	$2,269,157	$2,022,694
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$12,286	$8,007
Accounts payable	506,949	485,961
Accrued salaries and benefits	52,478	48,263
Deferred income	43,061	38,079
Income taxes payable	7,265	6,516
Other accrued expenses and other current liabilities (includes $551 and $1,179 as of August 31, 2025 and August 31, 2024, respectively, for the fair value of derivative instruments)	57,627	50,035
Operating lease liabilities, current portion	7,930	7,370
Long-term debt, current portion	38,675	35,917
Total current liabilities	726,271	680,148
Deferred tax liability	1,100	1,644
Long-term income taxes payable, net of current portion	4,424	4,762
Long-term operating lease liabilities	122,244	103,890
Long-term debt, net of current portion	147,922	94,443
Other long-term liabilities (includes $6,196 and $2,100 for the fair value of derivative instruments and $13,628 and $12,742 for post-employment plans as of August 31, 2025 and August 31, 2024, respectively)	19,824	14,842
Total Liabilities	1,021,785	899,729

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 32,688,047 and 32,570,858 shares issued and 30,745,833 and 30,635,556 shares outstanding (net of treasury shares) as of August 31, 2025 and August 31, 2024, respectively	3	3
Additional paid-in capital	529,354	514,542
Accumulated other comprehensive loss	(161,439)	(164,590)
Retained earnings	999,426	890,272
Less: treasury stock at cost, 1,942,214 shares as of August 31, 2025 and 1,935,302 shares as of August 31, 2024	(119,972)	(117,262)
Total Stockholders' Equity	1,247,372	1,122,965
Total Liabilities and Equity	$2,269,157	$2,022,694

Reconciliation of Non-GAAP Financial Measures
The accompanying Consolidated Financial Statements, including the related notes, are presented in accordance with U.S. GAAP (Generally Accepted Accounting Principles). In addition to relevant GAAP measures, we also provide non-GAAP measures including adjusted EBITDA, net merchandise sales - constant currency and comparable net merchandise sales - constant currency because management believes these metrics are useful to investors and analysts by excluding items that we do not believe are indicative of our core operating performance. These measures are customary for our industry and commonly used by competitors. However, these non-GAAP financial measures should not be reviewed in isolation or considered as an alternative to any other performance measure derived in accordance with GAAP and may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
Adjusted EBITDA
Adjusted EBITDA is defined as net income before interest expense, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including interest income and; other income (expense), net. The following is a reconciliation of our Net income to Adjusted EBITDA for the periods presented:

	Three Months Ended		Years Ended
(Amounts in thousands)	August 31, 2025	August 31, 2024	August 31, 2025	August 31, 2024
Net income as reported	$31,541	$29,068	$147,887	$138,875
Adjustments:
Interest expense	3,520	3,271	11,515	12,959
Provision for income taxes	14,820	12,723	58,617	62,618
Depreciation and amortization	22,775	21,497	88,161	82,611
Interest income	(2,698)	(2,437)	(10,139)	(11,049)
Other expense, net (1)	5,586	6,563	24,636	17,607
Adjusted EBITDA	$75,544	$70,685	$320,677	$303,621
(1)    Primarily consists of transaction costs of converting the local currencies into available tradable currencies in some of our countries with liquidity issues and foreign currency losses or gains due to the revaluation of monetary assets and liabilities (primarily U.S. dollars) for the three and twelve months ended August 31, 2025 and August 31, 2024.

Net Merchandise Sales - Constant Currency and Comparable Net Merchandise Sales – Constant Currency
As a multinational enterprise, we are exposed to changes in foreign currency exchange rates. The translation of the operations of our foreign-based entities from their local currencies into U.S. dollars is sensitive to changes in foreign currency exchange rates and can have a significant impact on our reported financial results. We believe that constant currency is a useful measure, indicating the actual growth of our operations. When we use the term "net merchandise sales - constant currency," it means that we have translated current year net merchandise sales at prior year monthly average exchanges rates. Net merchandise sales - constant currency results exclude the effects of foreign currency translation. Similarly, when we use the term "comparable net merchandise sales - constant currency," it means that we have translated current year comparable net merchandise sales at prior year monthly average exchanges rates. Comparable net merchandise sales - constant currency results exclude the effects of foreign currency translation.
Net merchandise sales growth rate on a net merchandise sales - constant currency basis is calculated as follows:

	August 31, 2025
	Three Months Ended		Year Ended
(Amounts in thousands, except % growth)	Net Merchandise Sales	% Growth	Net Merchandise Sales	% Growth
Net merchandise sales	$1,302,709	9.2%	$5,151,120	7.7%
Favorable/(unfavorable) impact of foreign currency exchange	1,210	0.1%	(36,788)	(0.8)%
Net merchandise sales on a constant-currency basis	$1,301,499	9.1%	$5,187,908	8.5%
Comparable net merchandise sales growth rate on a net merchandise sales - constant currency basis is calculated as follows:

	August 31, 2025
	Thirteen Weeks Ended	Fifty-Two Weeks Ended
	% Growth	% Growth
Comparable net merchandise sales	7.5%	6.7%
Unfavorable impact of foreign currency exchange	—%	(0.8)%
Comparable net merchandise sales on a constant-currency basis	7.5%	7.5%